Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

EDOC ACQUISITION CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(6)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock(1)	Other	6,425,142	10.15(5)	$65,215,191.30	.0000927	$6,045.45
	Equity	Warrants To Purchase Common Stock(2)	Other	5,189,500	0.08(6)	$415,160.00	.0000927	$38.49
	Equity	Common Stock(3)	Other	5,189,500	11.50(7)	$59,679,250.00	.0000927	$5,532.27
	Equity	Common Stock(4)	Other	42,000,000	N/A(8)	$1,398.60	.0000927	$0.13
Total				56,804,142		$125,310,999.90		$11,616.33

(1)	Represents the number of ordinary shares (including ordinary shares underlying rights, each of which entitles the holder to receive one-tenth (1/10) of one share of Class A ordinary shares upon the consummation of an initial business combination) outstanding as of March 14, 2022, which, as a result of the Domestication, will be converted by operation of law into shares of common stock of the registrant.

(2)	Represents the number of warrants, including the Public Warrants, private warrants and Representative’s Warrants, to acquire ordinary shares outstanding as of March 14, 2022, which, as a result of the Domestication, will become warrants to acquire the same number of shares of Common Stock at the same price and on the same terms.

(3)	Represents the number of shares issuable upon exercise of all of the Public Warrants, private warrants and Representative’s Warrants outstanding as of March 14, 2022, which, as a result of the Domestication will become warrants to acquire the same number of shares of Common Stock.

(4)	Represents the maximum number of shares of Common Stock issuable in connection with the Business Combination.

(5)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the ordinary shares on Nasdaq on March 11, 2022, in accordance with Rule 457(f)(1).

(6)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the registrant’s publicly traded warrants on Nasdaq on March 11, 2022, in accordance with Rule 457(f)(1).

(7)	Represents the exercise price of the warrants.

(8)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Calidi is a private company, no market exists for its securities, and Calidi has an accumulated deficit. Therefore, the proposed maximum aggregate offering price of Calidi shares is one-third of the aggregate par value of the Calidi shares expected to be exchanged in the Business Combination.